SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
SECURITIES EXCHANGE ACT OF  1934

SAMSONITE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-3511556
(State of incorporation)	(I.R.S. employer identification number)

11200 East 45th Avenue Denver, Colorado	80239-3018
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class
to be so registered
None

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase
Series B Junior Participating
Preferred Stock
(Title of Class)

ITEM 1.   DESCRIPTION OF SECURITIES TO BE REGISTERED.

                Samsonite Corporation (the “Company”) and Equiserve Trust Company, N.A. (the “Rights Agent”) entered into an Amendment to the Rights Agreement dated as of May 1, 2003 (the “Fourth Amendment to Rights Agreement”) amending the Rights Agreement (the “Rights Agreement”) between the Company and BankBoston, N.A., dated as of May 12, 1998, as amended on April 7, 1999, as further amended on July 13, 1999, and as further amended on September 27, 1999 in order, among other things, to:

(i)            amend Section 1(a) of the Rights Agreement to provide that none of ACOF Management, L.P., (“Ares”), Bain Capital (Europe) LLC, (“Bain”), Ontario Teachers Pension Plan Board, (“Ontario”), or any other person who is a party to the Recapitalization Agreement, dated as of May 1, 2003, by and among the Company, Ares, Bain and certain of its Affiliates and Ontario (as the same may be amended from time to time, the “Recapitalization Agreement”) or any voting, stockholder or other agreement referred to therein (collectively, the “Ancillary Agreements”), nor any of their respective Affiliates (as defined in the Rights Agreement), will become an Acquiring Person (as defined in the Rights Agreement) or otherwise cause a triggering event to occur as a result of the execution of the Recapitalization Agreement and/or the Ancillary Agreements, or consummation of the transactions contemplated in the Recapitalization Agreement and/or the Ancillary Agreements;

(ii)           amend Section 7(a) of the Rights Agreement to provide for the expiration of the Rights Agreement on the Closing Date (as defined in the Recapitalization Agreement);

(iii)          amend Section 21 of the Rights Agreement to provide for the automatic resignation of the Rights Agent upon the termination of the transfer agency relationship; and

(iv)          add a new Section 34 to the Rights Agreement to provide that the Rights Agent will not be liable for any failures resulting from acts beyond its reasonable control.

                A copy of the Fourth Amendment to Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference.  The foregoing description of the Fourth Amendment to Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Fourth Amendment to Rights Agreement.

                Copies of the First Amendment of the Rights Agreement, dated April 7, 1999, the Second Amendment of the Rights Agreement, dated July 13, 1999, and the Third Amendment of the Rights Agreement,  dated September 27, 1999, are attached hereto as Exhibits 2, 3 and 4 and are incorporated herein by reference.

ITEM 1.   EXHIBITS

1.                                       Fourth Amendment to Rights Agreement, dated as of May 1, 2003, between Samsonite Corporation and Equiserve Trust Company, N.A., as Rights Agent.

2.                                       First Amendment of the Rights Agreement, dated as of April 7, 1999, between Samsonite Corporation and BankBoston, N.A., as Rights Agent.

3.                                       Second Amendment of the Rights Agreement, dated as of July 13, 1999, between Samsonite Corporation and BankBoston, N.A., as Rights Agent.

4.                                       Third Amendment of the Rights Agreement, dated as of September 27, 1999, between Samsonite Corporation and BankBoston, N.A., as Rights Agent.

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated as of:  May 2, 2003

SAMSONITE CORPORATION

By:	/s/ Richard H. Wiley
	Name:	Richard H. Wiley
	Title:	Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description

1.	Fourth Amendment to Rights Agreement, dated as of May 1, 2003, between Samsonite Corporation and Equiserve Trust Company, N.A., as Rights Agent.

2.	First Amendment of the Rights Agreement, dated as of April 7, 1999, between Samsonite Corporation and BankBoston, N.A., as Rights Agent.

3.	Second Amendment of the Rights Agreement, dated as of July 13, 1999, between Samsonite Corporation and BankBoston, N.A., as Rights Agent.

4.	Third Amendment of the Rights Agreement, dated as of September 27, 1999, between Samsonite Corporation and BankBoston, N.A., as Rights Agent.